UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.      )

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GIANT GROUP, LTD.

(Name of Registrant As Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2003 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD SEPTEMBER 9, 2003

The GIANT GROUP, LTD. (the “Company” or “GIANT”) 2003 annual meeting of stockholders (“Annual Meeting”) will be held on Tuesday, September 9, 2003 at the offices of Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP, 10250 Constellation Boulevard, 19th Floor, Los Angeles, California 90067. The Annual Meeting will be called to order at 9 a.m. Pacific Daylight Time for the following purposes:

1.	to elect five Directors to serve until the 2004 annual meeting of stockholders, until their successors are elected and qualified or until the earlier of their resignation, removal or death;

2.	to ratify the appointment of Stonefield Josephson, LLP as the Company’s independent auditor for the fiscal year ending December 31, 2003, and

3.	to transact other business as may properly come before the Annual Meeting.

Stockholders of record of the Company’s $.01 par value common stock (“Common Stock”) at the close of business on July 11, 2003 are entitled to receive notice of and to vote at the Annual Meeting.

By order of the Board of Directors,

Pasquale A. Ambrogio Secretary

Beverly Hills, California

August 8, 2003

YOU ARE URGED TO VOTE TO ENSURE YOUR REPRESENTATION AND THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING, WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, BY MARKING YOUR VOTE AND SIGNING AND DATING THE ENCLOSED PROXY. PLEASE MAIL THE PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. IF YOU MAIL IN YOUR PROXY CARD AND THEN DECIDE TO ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES OF COMMON STOCK IN PERSON.

GIANT GROUP, LTD.

9440 SANTA MONICA BOULEVARD

SUITE 407

BEVERLY HILLS, CALIFORNIA 90210

PROXY STATEMENT

This proxy statement and the accompanying proxy card (“proxy materials”) are furnished to the stockholders of GIANT GROUP, LTD., a Delaware Corporation (“Company”), in connection with the solicitation of proxies by the Board of Directors (“Board”) for use in voting at the Company’s annual meeting of stockholders (“Annual Meeting”). The Annual Meeting will be held on Tuesday, September 9, 2003 at the offices of Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP, 10250 Constellation Boulevard, 19th Floor, Los Angeles, California 90067 at 9 a.m. Pacific Daylight Time. Proxy materials are first being provided to stockholders of record on or about August 15, 2003.

The Company has designated the close of business on July 11, 2003 as the Record date. On July 11, 2003, 2,732,104 shares of the Company’s $.01 par value common stock (“Common Stock”) were outstanding. Any holder of shares of Common Stock on the Record date is entitled to receive notice of this Annual Meeting’s date, time and location and may cast one vote for each share of Common Stock owned.

Proxy solicitation may be made personally or by telephone or telegram by Company officers or employees. The Company will not pay additional compensation to the individuals performing these services. The Company will reimburse brokers, banks and other custodians, nominees and fiduciaries holding shares of Common Stock in their name or the stockholder’s name for their reasonable and necessary expenses in sending proxy materials to stockholders of Record for the purpose of obtaining the stockholders’ proxy.

Stockholders of Record will be requested to act upon the proposals set forth in this proxy statement at the Annual Meeting. If you are not present at the Annual Meeting, your shares can be voted only when represented by proxy. The shares represented by your proxy will be voted in accordance with your directions if the proxy is properly signed, dated and returned to the Company before or at the Annual Meeting. If the proxy is properly signed and dated by the stockholder of Record and no instructions are specified in the proxy with respect to any proposal, the shares represented will be voted for the nominees for the Board listed in this proxy statement and for the ratification of Stonefield Josephson, Inc. (“Stonefield”) as independent auditor for the Company. If any other matters shall properly come before the Annual Meeting, the persons should use his/her best judgment when voting the proxy.

A proxy may be revoked at any time prior to it being voted at the Annual Meeting. A stockholder of record may revoke his/her proxy by delivering a signed writing revoking the proxy to the Company’s Secretary, deliver another properly executed proxy dated subsequent to the first proxy voted or revoke his/her proxy by appearing and voting in person at the Annual Meeting.

A majority of the outstanding shares of Common Stock, represented at the Annual Meeting in person or by proxy, will constitute a quorum. The votes of stockholders present in person or represented by proxy at the Annual Meeting will be tabulated by an inspector of election appointed by the Company.

Directors will be elected by a plurality of votes properly cast at the Annual Meeting. A properly executed proxy marked “WITHHOLD AUTHORITY”, with respect to the election of one or more Directors, will not be counted as a vote for or against the Directors indicated but will be counted for the determination if a quorum is present.

To ratify the proposal of the selection of Stonefield as independent auditor for the Company, a majority of properly cast affirmative votes is required. A properly executed proxy marked “ABSTAIN” on the proposal to ratify the selection of Stonefield will be counted for the determination if a quorum is present. However, this abstention will have the effect of a negative vote on the proposal.

Broker non-votes will be counted for the determination if a quorum is present but will not be counted to determine if a proposal has been approved. The effect of the non-votes is the reduction of affirmative votes required to achieve a plurality of votes cast for the proposal.

PROPOSAL 1. ELECTION OF DIRECTORS

Nominees for Directors

Five Directors will be elected to serve on the Board until the 2004 annual meeting, until their successors are elected and qualified or until the earlier of their resignation, removal from the Board or death.

The Board has no reason to expect that any of the nominees will be unable to stand for election. In the event that a vacancy among the original nominees occurs prior to the Annual Meeting, the proxies will be voted for a substitute nominee or nominees named by the Board and for the remaining nominees.

Directors and Executive Officers

The following are the names, ages and background of the Company’s Directors and Executive Officers.

Burt Sugarman (64) is President and Chief Executive Officer and has held these positions since 1983. He is also the Chairman of the Board and has held this position since 1983. Mr. Sugarman is a director of Checkers Drive-In Restaurants, Inc. (“Checkers”). He previously served as a director of Santa Barbara Restaurant Group (“SBRG”) from 1999 to until its acquisition by CKE Restaurants, Inc. in 2001.

David Gotterer (74) is Vice Chairman of the Board and has held this position since 1986. He became a Director in 1984. Mr. Gotterer is a Certified Public Accountant. In February 2003, the accounting firm of Mason & Company, LLP merged with J.H. Cohn, LLP. Mr. Gotterer had been a senior partner in Mason and Company for more than the past five years. Since the merger, Mr. Gotterer is performing consulting services at Mason & Company, a division of J.H. Cohn, LLP. Mr. Gotterer is a director of Checkers.

Terry Christensen (62) became a Director in 1994. Mr Christensen’s principal occupation is senior partner in the law firm of Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP. He has held this position for more than the past five years. Mr. Christensen is a director of MGM MIRAGE, Fidelity National Financial, Inc. and Checkers.

David Malcolm (49) became a Director in 1996. Mr. Malcolm’s principal occupation is chairman of the board of Suncoast Financial Mortgage Corporation. He has held this position for more than the past five years. Suncoast is a mortgage banking company and developer of several thousand homes in the San Diego Region. He is also a director of St. Vincent de Paul, a homeless shelter in San Diego. Previously, he was a director of Scripps Institute of Oceanography. In May 2003, Mr. Malcolm pleaded guilty to a felony charge of conflict of interest relating to his service as a San Diego Port Commissioner. Mr. Malcolm was sentenced to 120 days in a work furlough program and fined approximately $250,000.

Jeffrey Rosenthal (45) became a Director in 1997. Mr. Rosenthal’s current principal occupation is president and chairman of Rose Investments LLC, a private investment firm. Previously, Mr. Rosenthal served as chairman of Fanfare Media Works for more than five years.

Pasquale A. Ambrogio (51) is Vice President, Chief Financial Officer and Secretary and has held these positions since May 2000. Previously, he held the position of Controller of the Company since 1995.

No family relationships exist between any of the Directors and Executive Officers. There are no arrangements or understandings between any Director and any other person concerning service or nomination as a Director.

The Board held four meetings during the 2002 fiscal year. The Directors who served on the Board and on the committees of the Board attended at least 75% of all meetings of the Board and the committees on which they served. Directors acted by one written consent during the 2002 fiscal year.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE

Committees of the Board

Currently, the five committees of the Board are the Executive, Compensation, Option, Incentive Compensation and Audit committee. Each Director appointed to a committee serves until his successor is elected and qualified or until his earlier resignation, removal from the Board or death.

The Executive committee acts in the management of the Company’s business and affairs when the Board is not meeting. This committee, consisting of Messrs. Sugarman, Gotterer and Christensen did not meet formally during 2002. However, the members consulted on an informal basis several times during the 2002 fiscal year.

The Compensation committee recommends all polices on Executive Officer compensation, other than polices related to the 1997 Incentive Compensation Plan for Executive Officers. This committee, consisting of Messrs. Christensen and Gotterer met formally once and consulted on an informal basis several times during the 2002 fiscal year.

The Option committee administers the Company’s stock option plans. This committee, consisting of Messrs. Gotterer and Christensen did not meet formally but consulted on an informal basis several times during the 2002 fiscal year.

The Incentive Compensation committee administers the Company’s 1997 Incentive Compensation Plan. The committee, consisting of Messrs. Malcolm and Rosenthal did not meet formally but consulted with each other on an informal basis once during the 2002 fiscal year.

The Audit committee reviews the adequacy of the Company’s financial organization, reviews management’s procedures and policies relative to the adequacy of the Company’s internal accounting controls, recommends the appointment of the independent auditor, approves the scope and fees for the annual audit and reviews the results of the annual audit with the independent auditor. In the opinion of Company’s management, the committee is comprised of three independent directors and does not currently operate under a written charter. The committee, consisting of Terry Christensen, David Malcolm and Jeffrey Rosenthal met formally once and consulted with each other on an informal basis several times during the 2002 fiscal year.

There is no standing nominating committee or other committee performing similar functions to those functions described in the previous paragraphs.

Compensation of Directors

Non-employee Directors receive compensation at a rate of $10,000 per annum, plus $500 for each Board meeting attended. Members of the Audit committee receive compensation for their services at the rate of $250 per meeting attended.

Non-employee Directors participate in the Company’s Stock Option Plan for Non-Employee Directors, as amended (the “Amended Director Plan”), which authorizes the issuance of options to purchase up to an aggregate of 400,000 shares of Common Stock. Under the Amended Director Plan, adopted on May 20, 1996 (“Adoption Date”), options may be exercised in whole or in part any time after the grant date, terminate five years from the grant date and shall have an exercise price equal to the fair market value of the Common Stock on the grant date. In addition, shares of Common Stock, reserved but not issued due to the termination or expiration of the outstanding option, shall be available for options that may be granted prior to the termination of the plan.

Under the Amended Director Plan, non-employee Directors receive an option to purchase 5,000 shares upon their initial election to the Board. Upon their initial election to the Executive committee of the Board, non-employee Directors receive an option to purchase 5,000 shares and receive an option to purchase an additional 5,000 shares on the anniversary date of their election to the Executive committee. On the anniversary of the Adoption Date, non-employee Directors who served on the Board on May 20, 1996 receive an option to purchase 5,000 shares. Non-employee Directors who did not serve on the Board on May 20, 1996 receive an option to purchase 5,000 shares on the anniversary date of their election to the Board.

As of July 11, 2003, the Amended Director Plan can issue additional options to purchase approximately 149,000 shares of Common Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

Section 16(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), requires the Company’s Directors, Executive Officers and persons who own more than ten percent of the Company’s Common Stock (“Reporting Persons”) to file initial reports of ownership and changes in ownership with the Securities Exchange Commission (“SEC”). The Company has reviewed copies of Section 16(a) reports received from Reporting Persons for the fiscal year ended December 31, 2002. The Company believes, based solely on this review, all Reporting Persons complied with the applicable SEC filing requirements on a timely basis.

The table on the next page contains certain information on July 13, 2003 relating to persons or entities known to the Company to be the beneficial owner of more than 5% of the Company’s Common Stock, each Director and Executive Officer and all Directors and Executive Officers as a group. The Information relating to the beneficial owners are based on the Company’s knowledge through filings with the SEC and other information available to Company.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned (1)		Ownership of Percentage of Shares Outstanding (2)
Burt Sugarman 9440 Santa Monica Blvd Suite 407 Beverly Hills, California 90210	2,138,021	(3)	58.9%
Mary Hart Sugarman 9440 Santa Monica Blvd Suite 407 Beverly Hills, California 90210	2,138,021	(4)	58.9%
Gary Koncikowski PO Box 751 Lake George, New York 12845	268,700	(5)	9.8%
Dimensional Fund Advisors, Inc. 1299 Ocean Avenue 11th Floor Santa Monica, California 90401	255,200	(6)	9.3%
William Spier 477 Madison Avenue Suite 1401 New York, New York 10022	143,379	(7)	5.3%
David Gotterer 400 Park Avenue New York, New York 10022	110,032	(8)	3.9%
Terry Christensen 10250 Constellation Boulevard 19th Floor Los Angeles, California 90067	77,500	(9)	2.8%
David Malcolm 750 B Street Suite 3130 San Diego, California 92101	35,000	(10)	1.3%
Jeffrey Rosenthal 10345 West Olympic Blvd. Los Angeles, California 90064-2524	22,500	(11)	1.0%
Pasquale A. Ambrogio 9440 Santa Monica Blvd Suite 407 Beverly Hills, California 90210	13,750	(12)	1.0%
All Directors and Executive Officers as a group (6 persons)	2,396,803		62.3%

(1)	A beneficial owner of a security can be a person who: (a) has or shares the power to vote or to direct the voting of the security; (b) has the power to dispose or to direct the disposition of the security, (c) has the right to acquire beneficial ownership of the security within 60 days of July 13, 2003 by exercise of a stock option or (d) is living in the same house with spouse, children or other relatives who own the security.

(2)	The denominator for the calculation of the beneficial owners’ percentage of the outstanding shares is equal to 2,732,104 issued and outstanding shares of the Company’s Common Stock (“shares”) on July 13, 2003 and each Reporting Person’s Common Stock options (“options”) currently exercisable or exercisable within 60 days of July 13, 2003.

(3)	This total includes 899,601 shares underlying presently exercisable options and 148,950 shares owned by Mr. Sugarman spouse.

(4)	This total includes 1,089,470 shares owned by Mrs. Sugarman’s spouse and 899,601 share underlying presently exercisable options.

(5)	Information provided by Form 13G filed by the Reporting Person on February 3, 2003.

(6)	Information provided by Form 13G/A filed by the Reporting Person on January 22, 2003.

(7)	Information provided by Form 13D filed by the Reporting Person on July 8, 2002.

(8)	This total includes 95,032 shares underlying presently exercisable options. This total excludes 47,531 shares underlying presently exercisable options held by Mr.Gotterer because he disclaims beneficial ownership of the shares. A business partner is entitled to the beneficial ownership of these shares upon the exercise of these options.

(9)	This total includes 62,500 shares underlying presently exercisable options.

(10)	This total includes 23,750 shares underlying presently exercisable options.

(11)	Shares underlying presently exercisable options.

EXECUTIVE COMPENSATION

The table on the top of the following page is a summary of the annual and long-term compensation for services performed by the Company’s Chief Executive Officer (“CEO”) and Vice President—Chief Financial Officer and Secretary (“CFO”), qualified as “Named Executive Officers” under item 402(a)(3) of Regulation S-K of the Exchange Act for the three years ended December 31, 2000, 2001 and 2002.

Name	Position	Year	Salary		Bonus		Other (1)	Other (2)	Other (3)	Underlying Options
Burt Sugarman	CEO	2000 2001 2002	$472,435 370,000 290,000		$	— — —	$36,481 57,500 31,923	$34,669 30,669 30,725	$2,942 7,926 16,677	— — —
Pasquale A. Ambrogio	CFO	2000 2000 2002	(4 (4 103,480	) )		(4 — —)	— — —	— — —	— — —	— — 10,000	(5)

(1)	Director fees and other compensation paid to Mr. Sugarman by Checkers for all years presented. Director fees paid to Mr. Sugarman by SBRG in 2000 and 2001.
(2)	Premium paid by the Company for Mr. Sugarman’s life insurance policy.
(3)	Income of $2,942, $4,355 and $7,748 imputed for Mr. Sugarman’s personal use of the Company car and deferred compensation of $0, $3,571 and $8,929 recognized by Mr. Sugarman related to the non-cash expense accrued by the Company for his post-employment health insurance.
(4)	Mr. Ambrogio assumed the position of Chief Financial Officer in May 2000. Mr. Ambrogio’s salary for 2000 and 2001 was $95,740 and $99,666, respectively. In addition, Mr. Ambrogio received a bonus of 20,000 shares of the Company’s Common Stock in 2000, valued at $2,000.
(5)	Granted to Mr. Ambrogio under the Company’s Amended 1996 Employee Stock Option Plan at an exercise price of $1.15 per share.

Employment Agreement

Mr. Sugarman is employed as Chairman of the Board, President and Chief Executive Officer pursuant to an employment agreement with the Company dated December 3, 1998 and which expires on December 31, 2005 (“Agreement”). This Agreement was an amendment and restatement of his February 24, 1997 employment agreement. The Agreement provides that Mr. Sugarman receive an annual base salary of $1,000,000 increased annually by 10% over the prior year to a maximum of $1,600,000, life insurance in the face amount of $5,000,000, and an annual bonus in an amount determined from year to year by the Compensation Committee of the Board, at its discretion, and certain additional benefits. The Agreement may be terminated prior to its expiration by (1) the Company for cause, as defined in the Agreement and (2) Mr. Sugarman (a) for cause as defined in the Agreement, (b) at any time for any reason, after January 1, 2000 or (c) if Mr. Sugarman ceases to own or control at least 10% of the Company’s Common Stock. If the Company terminates the Agreement without cause or Mr. Sugarman terminates the Agreement for cause or for other reasons described in the (2)(b) and (2)(c) in the preceding sentence, Mr. Sugarman would be entitled to (1) continuation of all health insurance benefits through the expiration of the term of the Agreement or for 40 months from termination, whichever period is longer and (2) a lump sum payment in an amount equal to the greater of two times the current annual base salary or the salary which would have been payable throughout the remainder of the Agreement term or 40 months, whichever is shorter. If the Agreement is terminated within one year following a change in ownership of the Company as defined in the Agreement, Mr. Sugarman will receive a lump sum payment equal to 2.99 times the average annual compensation paid to Mr. Sugarman during the five years prior to such change in ownership. In the event of Mr. Sugarman’s disability or death, he or his estate would be entitled to receive a lump sum payment equal to the greater of two times the current annual base salary or the amount which would have been payable throughout the remainder of the Agreement term. In the event of Mr. Sugarman’s disability or death, the Company would continue all health insurance benefits for the remainder of the Agreement term or for Mr. Sugarman’s immediate family for two years.

In January 2000, Mr. Sugarman voluntarily authorized the decrease of his annual salary to $450,000 from $1,100,000. Effective June 30, 2001, Mr. Sugarman voluntarily authorized an additional decrease to his annual salary to $290,000 from $450,000. Mr. Sugarman, at his discretion, may, at any time, increase his salary to the current level as stated in the Agreement. In such case, no retroactive salary adjustment will be made.

In January 2000, Mr. Sugarman had voluntarily authorized the retroactive cancellation of the severance pay due to him as stated in the Agreement.

Report on Repricing Options

On February 1, 2002, the Company offered its option holders the opportunity to exchange their options for a fewer number of newly issued options at an exercise price of $.45 per share (the “2002 Stock Option Exchange”). The exercise price was the closing price of the Company’s Common Stock on February 1, 2002. The amount of newly issued options is equal to 50% of the options exchanged by the Chief Executive Officer or 75% of the options exchanged by all the remaining option holders.

Prior to the 2002 Stock Option Exchange being offered, the Executive and Compensation committees had been in discussions for a period of time regarding the state of the options to purchase Common Stock granted pursuant to the Company’s stock option plans. The committees noted that the primary purpose of the option programs is to provide an incentive to holders of options to maximize the value of the Common Stock. The committees then noted that the exercise prices of many of the Company’s options were (and had been for some period to time) substantially in excess of the market price of the Common Stock and, therefore, were not performing the function for which they were granted. The committees then noted that many companies, including Nortel Networks Corporation, Barnesandnoble.com and Lone Star Steakhouse, had repriced options granted under their stock option plans in the past 24 months.

The committees believed that it was appropriate to reprice the options granted under the Company’s stock option plans. The committees noted that the management had made great progress in reducing the Company’s overhead and also noted that the drop in the price of the Common Stock which occurred over two years ago was a result of extraordinary events.

The committees then discussed an option exchange pursuant to which holders of options would exchange their options for a fewer number of options having an exercise price equal to the current market price of the Common Stock. The committees believed that it was appropriate for each holder to receive only 75% of the number of options exchanged, except in the case of Mr. Sugarman where the committees believed that a 50% reduction was appropriate. In determining the new exercise price of the options, the committees noted that the closing price of the Common Stock was $.45 for the entire week prior to February 1, 2002 (the date the committees approved the action). The committees also took note of the average price of the Common Stock for the previous three-month, one year and two-year periods.

The committees then unanimously approved a transaction pursuant to which (i) holders of options granted pursuant to the Company’s stock option plans would be offered the opportunity to exchange their options for options to purchase 75% (or, in the case of any options exchanged by Mr. Sugarman, 50%) of the number of shares for which the options surrendered for exchange were then exercisable (ii) the exercise price of the new options will be the closing trading price of the Common Stock on February 1, 2002, and (iii) the new options would expire on the same date as the old options.

The effect on the options granted to the Executive Officers as a result of the Stock Option Exchange is as follows:

Name	Option Exchange Date	Number of Options Exchanged	Exercise Price at Time of Exchange	Number of Options Granted	New Exercise Price	Market Price of Stock at time Options are Exchanged	Length of Original Option Term Left at Date of Repricing of Option
Burt Sugarman	2/01/02	1,599,202	$6.75	799,601	$0.45	$0.45	37 months
	2/01/02	200,000	8.25	100,000	0.45	0.45	46 months
Pasquale A. Ambrogio	2/01/02	5,000	7.38	3,750	0.45	0.45	41 months

Option Grants in Fiscal 2002

The 1996 Employee Stock Option Plan, as amended (the “Amended 1996 Plan”) presently provides for the grant of options to purchase 1,000,000 shares of Common Stock to officers and key management personnel of the Company. Under the Amended 1996 Plan, options, in general, can be issued as either incentive or non-qualified options, may be exercised in whole or in part any time after the grant date, terminate not more than 10 years from the grant date and in most cases shall have an exercise price equal to the fair market value of the Common Stock on the grant date. Shares of Common Stock, reserved but not issued due to the termination or expiration of the outstanding options, shall be available for options that may be granted prior to the termination of the plan. Options to purchase approximately 87,000 shares of Common Stock may be granted under this plan.

Options granted during the 2002 fiscal year to the named Executive Officers pursuant to the Amended 1996 Plan and the February 2002 Stock Option Exchange are:

	Number of Options Granted		% of Total Options Granted to Employees in Fiscal Year	$ Exercise Price Per Share	Expiration Date	Potential Realizable Rates of Stock Price Appreciation For Option Term (1)
Name						at 5% ($)	at 10% ($)
Burt Sugarman	799,601	(2)	87%	$0.45	3/15/05	$687,000	$951,000
	100,000	(2)	11%	0.45	12/2/05	86,000	119,000

Pasquale A. Ambrogio	10,000	(3)	1%	1.15	6/4/12	19,000	62,000
	3,750	(2)	1%	0.45	7/5/05	3,000	4,000

(1)	The 5% and 10% assumed rates of stock price appreciation are provided in compliance with Regulation S-K of the Exchange Act. The Company does not believe that the calculation of the appreciation are indications of annual future stock option values or that the price of the Company’s Common Stock will appreciate at these rates.
(2)	Options granted under the February 2002 Stock Option Exchange
(3)	Options granted under the Amended 1996 Plan.

Aggregated Option Exercises in Fiscal Year 2002 and Fiscal Year End Option Values

Name	Shares Acquired On Exercise	Value Realized	Number of Unexercised Options at Dec. 31, 2002 Exercisable	Unexercisable	Value of Unexercised in the Money Exercisable Options at December 31, 2002 (1)
Burt Sugarman	0	0	899,901	0	$494,000
Pasquale A. Ambrogio	0	0	13,750	0	2,000

(1)	The dollar value is based on the difference between the closing price of the Company’s Common Stock reported on the OTC Bulletin Board on December 31, 2002 of $1.00 and the Option exercise price of $0.45.

EQUITY COMPENSATION PLAN INFORMATION

The following table contains information about the Company’s current equity compensation plans for the fiscal year ended December 31, 2002. All plans have been approved by stockholders.

Plan Equity	Number of Shares of Common Stock to be issued upon the exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of Securities remaining available for future issuance under equity compensation plans

Equity compensatory plans approved by stockholders	1,157,000	$1.12	243,000

AUDIT COMMITTEE REPORT

The following is the Audit committee report on the Company’s audited Balance Sheet at December 31, 2002 and 2001 and the related audited Statement of Operations, Cash Flows and Stockholders’s Equity for the fiscal years ended December 31, 2002 and 2001. Stonefield Josephson, Inc. (“Stonefield”), the Company’s independent auditor represented to the Audit committee that the Statement of Operations, Cash Flows and Stockholders’s Equity for the fiscal year ended December 31, 2000 could not be audited due to a material audit scope limitation related to Periscope Sportswear, Inc. (“Periscope”), a discontinued subsidiary of the Company. Periscope delivered peaceful possession of its assets, including many of its books and records, to its factor in October 2000. In addition, most of the key financial personnel left the company after Periscope filed for bankruptcy protection in November 2000.

The Audit committee has reviewed and discussed the Company’s audited financial statements with management.

The Audit committee discussed with Stonefield the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit committees). The Audit committee has received the written disclosures and the letter from Stonefield required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit committees). The Audit committee discussed with the independent auditors their independence from the Company.

Based on the review and discussions referred to above, the Audit committee recommended to the Board that the Balance Sheet at December 31, 2002 and 2001 and the related audited Statements of Operations, Cash Flows and Stockholders’s Equity for the fiscal year ended December 31, 2002 and 2001 and the remaining financial statements for the year ended December 31, 2000 be included in the Company’s 2002 Annual Report on Form10-K.

SUBMITTED BY THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

Terry Christensen (Chairman)

David Malcolm

Jeffrey Rosenthal

REPORT ON EXECUTIVE COMPENSATION

The Compensation committee is responsible for developing and making recommendations to the Company with respect to compensation policies related to salaries, bonuses, incentive plans, benefits and all other compensation for Executive Officers.

In determining the type and amount of compensation for Executive Officers, the Compensation committee attempts to provide a level of compensation that allows for the attraction and retention of competent executives. Annual compensation for all the Executive Officers is based on the committee’s subjective evaluation of the Executive Officers with respect to his assigned responsibilities and individual performance, related to the Company’s growth and earnings. The Compensation committee did not award any bonus or additional compensation to the Executive Officers for 2002.

SUBMITTED BY THE COMPENSATION

COMMITTEE OF THE BOARD OF DIRECTORS

Terry Christensen (Chairman)

David Gotterer

The 1997 Incentive Compensation Plan (“Incentive Plan”) is administered by the Incentive committee of the Board. The committee approves the specific Executive Officers who participate in the Incentive Plan in a given calendar year prior to, or at the time of, the establishment of the performance objectives for the calendar year. The committee will approve performance goals including specific performance objectives and establish methods for determining each participant’s bonus for that performance period. At or after the end of each performance period, the committee determines whether the pre-established performance goals and objectives have been satisfied and calculates the bonus award, payable as soon as practicable, following the end of the performance period. Bonus awards paid to Executive Officers under the Incentive Plan is fully deductible for income tax purposes.

No bonus awards have been paid to Executive Officers under this plan.

SUBMITTED BY THE INCENTIVE COMMITTEE

OF THE BOARD OF DIRECTORS

David Malcolm

Jeffrey Rosenthal

Compensation Committee Interlocks and Insider Participation

None.

PERFORMANCE GRAPH

The Company is currently involved in the double drive-thru hamburger restaurant business through its 8% investment in Checkers Drive-In Restaurants Inc. (“Checkers”) common stock. In 2000, the Company discontinued its apparel operations, which was its principal business activity since 1998.

The following graph compares the yearly percentage change in the Company’s cumulative total stockholder return on its Common Stock for the five years ended December 31, 2002, based upon the market price of the Common Stock as reported on the OTC Bulletin Board (“OTC”) with the cumulative total return (and assuming reinvestment of dividends) with the NYSE Stock Index and an index of a group of companies in the fast food industry, selected by the Company, consisting of Checkers, Wendy’s International Inc. and McDonald’s Corporation.

COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN AMONG

GIANT GROUP, LTD. AND PEER GROUP INDEXES

TOTAL RETURN TO STOCKHOLDERS

	FISCAL YEAR ENDING
COMPANY/INDEX/MARKET	12/31/1997	12/31/1998	12/31/1999	12/29/2000	12/31/2001	12/31/2002
GIANT GROUP LIMITED	100.00	130.36	50.00	28.57	7.00	14.29
Customer Selected Stock List	100.00	156.06	163.87	142.10	114.56	73.73
NYSE Market Index	100.00	118.99	130.30	133.40	121.52	99.27

INDEPENDENT AUDITOR

Since October 2001, the Company’s independent auditor has been Stonefield Josephson, LLP (“Stonefield”). Stonefield has informed the Company that neither the firm nor any members or their associates has any direct financial interest or material indirect financial interest in the Company.

Audit Fees. The aggregate fees billed by Stonefield for professional services for the review of the Financial Statements included in the Company’s Form 10-Q filed during 2002 and the audit of the Company’s Financial Statements for the fiscal year ended December 31, 2002 was approximately $53,000.

Financial Information Systems Design and Implementation. No services were rendered by and no fees were billed to the Company by Stonefield.

All other fees. The aggregate fees billed by Stonefield for professional tax services was approximately $1,000.

PROPOSAL NO. 2 RATIFICATION OF INDEPENDENT AUDITOR

Stonefield has been appointed by the Board to serve as the independent auditor for the Company for the fiscal year ending December 31, 2003, subject to the ratification of the appointment by the stockholders on September 9, 2003. If the stockholders do not ratify this appointment, other certified public accountants recommended by the Audit Committee, will be considered by the Board.

A representative of Stonefield is expected to be available by telephone or in person and will be given the opportunity to make a statement and to respond to appropriate questions from stockholders.

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF

STONEFIELD AS THE COMPANY’S INDEPENDENT AUDITOR FOR FISCAL 2003.

STOCKHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING

In order to be included in the Company’s proxy materials for the 2004 Annual Meeting, stockholder proposals must meet all the applicable requirements of Rule 14a-8 of the Exchange Act, be in writing and be delivered to the Secretary at the Company’s principal executive office no later than April 16, 2004.

In order to be considered at the 2004 Annual Meeting, stockholder proposals on business must be in writing and received by the Secretary at the Company’s principal executive office not less than 70 days nor more than 90 days prior to September 9, 2004. Proposals must contain:

•	a brief description of the business and the reasons for bringing the business before the Annual Meeting,

•	name and address of record of stockholder proposing the business,

•	number of shares of Common Stock beneficially owned by the stockholder, and

•	any material interest of the proposing stockholder in the business.

Stockholders may nominate persons for director by submitting the name of the person(s), including all information required to be disclosed by Regulation 14A of the Exchange Act. In addition, the stockholder must also submit his/her name, address of record and number of shares of Common Stock owned. All information must be submitted in writing and received by the Secretary at the Company’s principal executive office not less than 70 days nor more than 90 days prior to September 9, 2004.

OTHER BUSINESS

The Board does not know of any matters to be presented for action at the Annual Meeting other than as set forth in this Proxy Statement. If any other business should properly come before the Annual Meeting, the persons named in the proxy intend to vote thereon with their best judgment.

FINANCIAL AND OTHER INFORMATION

In October 2000, Century Business Credit Corporation (“Century”) took peaceful possession of the assets and accounting records of Periscope Sportswear, Inc, which had been in default of certain covenants in its factoring agreement with Century. The Board continues to seek to maximize stockholder value, which could include a liquidation of the Company, a merger with another company, reorganization or other extraordinary transaction.

Giant currently falls within the definition of an Investment Company under the Investment Company Act of 1940. However, the Company is not engaged in the business of investing, re-investing or trading of securities. Accordingly, the Company is exploring alternatives and has filed for an exemption from the SEC so as not to fall under the Investment Company Act of 1940.

THE COMPANY’S 2002 ANNUAL REPORT ON FORM 10-K WILL BE PROVIDED WITHOUT CHARGE TO EACH STOCKHOLDER UPON WRITTEN REQUEST. EACH REQUEST MUST SET FORTH A GOOD FAITH REPRESENTATION THAT, AS OF JULY 11, 2003, THE PERSON MAKING THE REQUEST WAS THE BENEFICIAL OWNER OF SHARES OF COMMON STOCK OF THE COMPANY. THE REQUEST SHOULD BE DIRECTED TO: PASQUALE A. AMBROGIO, SECRETARY, GIANT GROUP, LTD., 9440 SANTA MONICA BOULEVARD, SUITE 407, BEVERLY HILLS, CALIFORNIA 90210, TELEPHONE (310) 273-5678.

By Order of the Board of Directors,

Pasquale A. Ambrogio

Secretary

Beverly Hills, California

August 8, 2003

GIANT GROUP, LTD.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL

MEETING OF STOCKHOLDERS—TUESDAY, SEPTEMBER 9, 2003

The undersigned hereby appoints Burt Sugarman and David Gotterer, and each of them, proxies with power of substitution each for and in the name of the undersigned to vote all shares of Common Stock of GIANT GROUP, LTD., a Delaware corporation (the “Company”), that the undersigned would be entitled to vote at the Company’s 2003 Annual Meeting of Stockholders (the “Meeting”), and at any adjournments thereof, upon the matters set forth in the Notice of the Meeting as stated hereon, hereby revoking any proxy heretofore given. In their discretion, the proxies are further authorized to vote upon such other business as may properly come before the Meeting.

The undersigned acknowledges receipt of the Notice of the Meeting and the accompanying Proxy Statement and Annual Report.

1.	Election of Directors

☒	FOR all the nominees listed below (except as marked to the contrary below)	☐	WITHHOLD AUTHORITY to vote for all the nominees listed below

Terry Christensen • David Gotterer • David Malcolm • Jeffrey Rosenthal • Burt Sugarman

2.	Ratification of the appointment of Stonefield Josephsen, Inc. as independent auditors.

The Board of Directors recommends a vote FOR.

FOR ☐	AGAINST ☐	ABSTAIN ☐

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2. THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTORS LISTED, FOR RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITOR AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

, 2001
Date

Signature

Signature, if held jointly

STOCKHOLDERS ARE URGED TO MARK, DATE, SIGN AND RETURN THIS PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES